Exhibit 8.1

One Atlantic Center

1201 West Peachtree Street

Atlanta, GA  30309-3424

404-881-7000 | Fax: 404-881-7777

Scott A. Harty	Direct Dial: 404-881-7867	Email: scott.harty@alston.com

February 28, 2020

Business First Bancshares, Inc. 500 Laurel Street, Suite 101 Baton Rouge, Louisiana 70801

Re:	Tax Opinion – Agreement and Plan of Merger by and between Business First Bancshares, Inc. and Pedestal Bancshares, Inc.

Ladies and Gentlemen:

You have requested our opinion regarding certain U.S. federal income tax consequences of the merger contemplated by the Agreement and Plan of Merger, dated as of January 22, 2020 (the “Agreement”), by and between Business First Bancshares, Inc., a Louisiana corporation (“BFST”), and Pedestal Bancshares, Inc., a Louisiana corporation (“PBI”), pursuant to which, at the Effective Time, PBI will merge with and into BFST, with BFST as the surviving entity (the “Merger”). All capitalized terms used but not defined herein shall have the meanings set forth in the Agreement. This opinion is being delivered in connection with the amended registration statement on Form S-4 of BFST (the “Registration Statement”), filed by BFST with the Securities and Exchange Commission (the “SEC”) under the Securities Act of 1933, as amended, on February 28, 2020, and to which this opinion is an exhibit.

In formulating our opinion, we have examined and relied on originals or copies, certified or otherwise identified to our satisfaction, of the Agreement; the Registration Statement; the letters of BFST and PBI to Alston & Bird LLP and Fenimore, Kay, Harrison & Ford, LLP, dated as of the date hereof, containing certain facts and representations (the “Officer Certificates”); and such other documents as we have deemed necessary or appropriate as a basis for the opinion. We have not assumed any responsibility for investigating or independently verifying the facts or representations set forth in the Agreement, Registration Statement, Officer Certificates, or other documents.

We have assumed, with your consent, that (i) the parties will act and that the Merger will be effectuated in accordance with the Agreement; (ii) the Agreement and Registration Statement accurately reflect the material facts of the Merger; (iii) the representations made by BFST and PBI in the Officer Certificates are true, correct, and complete as of the date hereof, and will be true, correct, and complete at the Effective Time; and (iv) any representations by BFST and the PBI in the Agreement, Registration Statement, and Officer Certificates that are made to the best of any person’s knowledge, or that are similarly qualified, are based on the belief of such person and will be true, correct, and complete at the Effective Time without regard to any knowledge or similar qualification. We have also assumed, with your consent, that you have acknowledged that the opinion set forth herein may not be relied upon if and when any of the facts or representations upon which the opinion is based should prove inaccurate or incomplete in any material respect.

Alston & Bird LLP	www.alston.com
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Tax Opinion – Agreement and Plan of Merger by and between Business First Bancshares, Inc. and Pedestal Bancshares, Inc.

February 28, 2020

In rendering our opinion, we have considered and relied upon the Internal Revenue Code of 1986, as amended (the “Code”), the Treasury Regulations promulgated thereunder (the “Regulations”), administrative rulings, and other interpretations of the Code and the Regulations by the courts and the Internal Revenue Service, all as of the date hereof and all of which are subject to change at any time, possibly with retroactive effect. A change in law or the facts and assumptions underlying our opinion could affect the conclusions herein. We do not undertake and are under no obligation to update or supplement the opinion to reflect any facts or circumstances that may hereafter come to our attention or any changes in law that may hereafter occur. There can be no assurance that any of the opinions expressed herein will be accepted by the Internal Revenue Service or a court.

Based on and subject to the foregoing, it is our opinion that the Merger will qualify as a “reorganization” within the meaning of Section 368(a) of the Code.

This opinion is limited to the U.S. federal income tax issues addressed above. Except as set forth above, we express no opinion to any party as to the tax consequences, whether federal, state, local, or foreign, of the Merger or of any transaction related to the Merger or contemplated by the Agreement. Additional issues may exist that could affect the tax treatment of the Merger, and this opinion does not consider or provide a conclusion with respect to any additional issues.

We hereby consent to the use of our name in the Registration Statement and to the filing of this opinion of counsel as an exhibit to the Registration Statement. In giving such consent, we do not admit that we are in the category of persons who consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the SEC promulgated thereunder.

Sincerely,

ALSTON & BIRD LLP

By: /s/ Scott Harty________________

Scott Harty

A Partner